CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form 8-K dated October 12, 2007 of Xcorporeal Inc. of our report dated February 2, 2006, except as to Note 4, which is as of March 10, 2006 relating to our audit of the financial statements as at December 31, 2005 and for the year then ended, which appears in the Annual Report on Form 10KSB of Xcorporeal Inc. (formerly Pacific Spirit, Inc.) for the year ended December 31, 2005. Our report dated February 2, 2006, except as to Note 4 which is as of March 10, 2006 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“AMISANO HANSON”
October 12, 2007	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net